EXHIBIT 24

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Getty Petroleum Corp. on Form S-8 (Registration Nos. 33-22653 and 33-64746) of our report dated March 14, 1996 on our audits of the consolidated financial statements and financial statement schedule of Getty Petroleum Corp. and Subsidiaries as of January 31, 1996 and 1995 and for each of the three years in the period ended January 31, 1996 which report has been incorporated by reference in this Annual Report on Form 10-K from the 1996 Annual Report to Stockholders of Getty Petroleum Corp. and Subsidiaries.


Coopers & Lybrand L.L.P.
New York, New York
March 14, 1996.